Exhibit 10.1

AGREEMENT

AGREEMENT made and entered into in Cambridge, Massachusetts, by and between Vertex Pharmaceuticals Incorporated (the “Company”) and Matthew W. Emmens (the “Executive”), effective as of the 5th day of February, 2009.

WHEREAS, the operations of the Company and its Affiliates are a complex matter requiring direction and leadership in a variety of arenas, including financial, strategic planning, regulatory, community relations and others;

WHEREAS, the Executive is possessed of certain experience and expertise in the Company’s industry that qualify him to provide the direction and leadership required by the Company and its Affiliates and also has knowledge of the Company, having served as a member of its board of directors (the “Board”) since 2004; and

WHEREAS, subject to the terms and conditions hereinafter set forth, the Company therefore wishes to employ the Executive as Chairman of the Board (“Chairman”) and President and Chief Executive Officer of the Company and the Executive wishes to accept such employment;

NOW, THEREFORE, in consideration of the foregoing premises and the mutual promises, terms, provisions and conditions set forth in this Agreement, the parties hereby agree:

1.                                       Employment.  Subject to the terms and conditions set forth in this Agreement, the Company hereby offers, and the Executive hereby accepts, employment.

2.                                       Term.                  Subject to earlier termination as hereinafter provided, the Executive’s employment under this Agreement shall be for a term commencing on February 5, 2009 (the “Commencement Date”) and expiring on May 22, 2012 (the “Expiration Date”).  The term of this Agreement may be extended or renewed only by written agreement signed by the Executive and an expressly authorized representative of the Board.

3.                                       Capacity and Performance.

(a)                                  During the term of this Agreement, from and after the Commencement Date, the Executive shall serve the Company as its President.  On May 23, 2009, and continuing during the remainder of the term hereof, the Executive shall be appointed to the position of Chief Executive Officer of the Company and elected as Chairman.  In addition, and without further compensation, the Executive shall serve as a director and/or officer of one or more of the Company’s Immediate Affiliates (as defined in Section 9 hereof) if so elected or appointed from time to time.  At the request of the Board, upon termination of his employment with the Company for any reason, the Executive shall resign as a member of the Board and as Chairman and his offices as President and Chief Executive Officer of the Company and shall resign from any other positions, offices and directorships he may have with the Company or any of its Immediate Affiliates.

(b)                                 During the term hereof, the Executive shall be employed by the Company on a full-time basis and shall perform the duties and responsibilities of his positions and offices and such other duties and responsibilities on behalf of the Company and its Affiliates, reasonably related to one or more of his positions and offices, as may be assigned to him from time to time by the Board or a designated committee thereof.

(c)                                  During the term hereof, the Executive shall devote his full business time, except as otherwise provided in this Section 3(c), and his best efforts, business judgment, skill and knowledge exclusively to the advancement of the business and interests of the Company and its Affiliates and to the discharge of his duties and responsibilities hereunder.  The Executive may engage in the passive management of his personal and family investments and in charitable and community activities; provided that such activities, and any memberships on board of directors or other governing boards other than those Company and its Immediate Affiliates authorized by the Board, do not, individually or in the aggregate, give rise to a conflict of interest or otherwise materially interfere with his performance of his duties and responsibilities to the Company and its Affiliates under this Agreement or the time required for their performance or breach his obligations set forth in the agreement between the Company and the Executive entitled “Employee Non-Disclosure, Non-Competition and Inventions Agreement” of even date with this Agreement (the “Employee Agreement”).  The Executive represents and warrants that, as of the effective date of this Agreement, first written above, he has no existing obligations and has not undertaken any future obligations, except for duties as member and chairman of the board of directors of Shire plc (the “Shire Board”).  The Company acknowledges that the Executive has disclosed to the Board the likely time required by the Executive to fulfill his obligations to the Shire Board (the “Shire Obligations”) and the Company agrees that on this basis the Shire Obligations will not substantially interfere with the performance of the Executive’s duties and responsibilities to the Company and its Affiliates or the time required for their performance and further agrees that the Executive’s membership on, and position as chairman of, the Shire Board do not in themselves constitute a breach of the Employee Agreement.  It is agreed that, exclusive of his Shire Obligations, the Executive shall not accept membership on any board of directors or other governing board of any Person or engage in any other business activity without the prior express written approval of the Board or a designated committee thereof.

(d)                                 The Company agrees to propose to the shareholders of the Company at each appropriate Annual Meeting of such shareholders during the term hereof the election or reelection of the Executive as a member of the Board.

4.                                       Compensation and Benefits.  As compensation for all services performed by the Executive under and during the term hereof and subject to performance of the Executive’s duties and responsibilities and of his obligations to the Company and its Affiliates, pursuant to this Agreement, the Employee Agreement or otherwise:

(a)                                  Base Salary.  During the term hereof, the Company shall pay the Executive a base salary at the rate of One Million, One Hundred Thousand Dollars ($1,100,000) per year, payable in accordance with the normal payroll practices of the Company for its executives and subject to increase from time to time in the sole discretion of the Board or a designated committee thereof.  Such base salary, as from time to time increased, is hereafter referred to as the “Base Salary.”

(b)                                 Performance Bonus Compensation.  For each fiscal year completed during the term hereof, the Executive shall have the opportunity to earn an annual bonus (“Annual Bonus”) under the executive performance bonus plan then applicable to the Company’s executives generally, as in effect from time to time, based on target objectives determined by the Board or a designated committee thereof after consultation with the Executive.  The Executive’s target bonus opportunity (the “Target Bonus”) under the executive performance bonus plan shall be One Hundred and Fifteen Percent (115%) of the Base Salary, with the actual amount of each Annual Bonus being determined in the reasonable discretion of the Board or its designated committee based on the performance of the Executive and the Company against the target objectives. Except as otherwise provided in accordance with the applicable provision of Section 5 hereof in the event of termination of the Executive’s employment hereunder, the Executive, in order to be eligible to earn an Annual Bonus for any fiscal year occurring during the term hereof, must be employed on the date payment of annual bonuses for that fiscal year is made to Company executives generally, which shall generally occur not later than two and one-half months following the close of the fiscal year for which the Annual Bonus was earned.

(c)                                  Equity Participation.  The Board shall grant the Executive equity in accordance with the following:

(i)                                     On the Commencement Date, the Board shall grant the Executive a non-qualified option to purchase 549,000 shares of the common stock of the Company, with an exercise price equal to the fair market value on the date of grant (the “Option”), subject to the Executive’s signing of the agreement captioned Vertex Pharmaceuticals Incorporated Amended and Restated 2006 Stock and Option Plan Option Grant” (the “Option Agreement”) under which the Option is granted.  The shares subject to the Option shall vest quarterly during the four (4) year period following the date of grant in accordance with the terms and conditions of the plan captioned “Vertex Pharmaceuticals Incorporated Amended and Restated 2006 Stock and Option Plan” (the “Stock and Option Plan”) and the Option Agreement, provided that the Executive is employed by the Company on each vesting date.  Except as otherwise provided in this Agreement, the Option shall be subject to all terms and conditions of the Stock and Option Plan and the Option Agreement and to such Company securities trading policies generally applicable to Company executives and the equity granted to them, as in effect from time to time.

(ii)                                  On the Commencement Date, the Board shall grant the Executive 134,129 shares of restricted stock (the “Restricted Stock”), subject to the Executive’s signing of the agreement captioned “Vertex Pharmaceuticals Incorporated 2006 Stock and Option Plan Restricted Stock Award”

(the “Award Agreement”)  under which the Restricted Stock is granted.  The Restricted Stock shall vest in its entirety on the third (3rd) anniversary of the date of grant, provided that the Executive is employed by the Company hereunder on the vesting date.  Except as otherwise provided in this Agreement, the Restricted Stock shall be subject to all terms and conditions of the Stock and Option Plan and the Award  Agreement and to such Company securities trading policies generally applicable to Company executives and the equity granted to them, as in effect from time to time.

(iii)                               The Executive shall be eligible for additional grants of equity compensation (by which is meant stock options, restricted stock and restricted stock units, if any, granted by the Company to employees) during the term hereof only to the extent expressly awarded to him individually in the discretion of the Board or its delegates.

(iv)                              In the event that (A) the Executive’s employment terminates on May 22, 2012 as a result of the expiration of the term hereof and without the Company having made an offer to the Executive to extend or renew this Agreement at least through February 5, 2013 or to otherwise continue his employment at least through February 5, 2013 on terms that in the aggregate are not materially less favorable to the Executive than those in effect on the May 22, 2012; or (B) the Executive’s employment with the Company terminates after May 22, 2012 but prior to February 5, 2013, (I) while he is employed by the Company on an at-will basis, and such termination is not initiated by the Company for “cause” as defined in section 12 of the Stock and Option Plan and is not the result of a voluntary quit by the Executive or (II) while he is employed under an extension or renewal of this Agreement or under another contract of employment with the Company; and such termination is not by the Company for cause or by the Executive without good reason (as “cause” and “good reason” are defined in the applicable contract of employment) and does not entitle the Executive to accelerated vesting of those shares subject to the Option that are then unvested; and provided that the Executive signs and returns the release of claims provided him by the Company within the time limitations specified therein, which release of claims shall be in the form set forth in Exhibit A hereto, mutatis mutandis, and continues to meet his obligations under the Employee Agreement in accordance with its terms; then, that portion of the Option that remains unvested on the Date of Termination shall vest and become exercisable on the later of the effective date of the release of claims and the date the release of claims, signed by the Executive, is received by the Company and shall remain exercisable until the end of the three (3) month period following the Date of Termination.   Notwithstanding the foregoing, however, a release of claims shall not be required in the event of termination resulting from the death of the Executive and, in that event, the unvested shares subject to the Option shall vest on the next business day following the date notice of the Executive’s death is received by the Company and shall remain exercisable until the end of the three (3) month period following the Date of Termination.  For the avoidance of doubt, the exercise period provided under clause (y) is that period between the date on which the Release of Claims has both been received by the Company and taken effect and the date which is the last day of the three (3) month period immediately following the

Date of Termination.  Notwithstanding this Section 4(c)(iv), however, the terms of the Stock and Option Plan or the Option Agreement shall govern the acceleration of vesting hereunder except to the extent that the terms of this Agreement are more favorable to the Executive.

(d)                                 Vacations.  During the term hereof, the Executive shall be entitled to earn vacation at the rate of  four (4) weeks per year, to be taken at such times and intervals as shall be determined by the Executive, subject to the reasonable business needs of the Company and its Immediate Affiliates.  Vacation shall otherwise be governed by the policies of the Company as applicable to its executives generally, as in effect from time to time.

(e)                                  Other Benefits.  During the term hereof, the Executive shall be entitled to participate in any and all Employee Benefit Plans from time to time in effect for executives of the Company generally, except to the extent any such Employee Benefit Plan is in a category of benefit provided to the Executive under this Agreement (e.g., a severance pay plan) or otherwise provided the Executive by the Company or any of its Immediate Affiliates; provided, however, that, if a benefit provided the Executive other than under this Agreement disqualifies the Executive from participating in an Employee Benefit Plan for which he would otherwise be eligible, the Company will provide the Executive notice of such disqualification.  Such participation shall be subject to the terms of the applicable plan documents and generally applicable Company policies.  For purposes of this Agreement, “Employee Benefit Plan” shall have the meaning ascribed to such term in Section 3(3) of ERISA, as amended from time to time.

(f)                                    Business Expenses.

(i)                                     The Company shall pay or reimburse the Executive for all reasonable and customary business expenses incurred or paid by the Executive in the performance of his duties and responsibilities hereunder, subject to any maximum annual limit and other restrictions on such expenses set by the Board as applicable to executives of the Company generally and to such reasonable substantiation and documentation as may be specified by the Company from time to time.  If the Executive elects to pilot his own airplane during business travel, he shall be entitled to reimbursement of actual expenses not to exceed the cost of a first class flight and with the understanding and agreement that no director or employee of the Company or any of its Affiliates may accompany him on his personal airplane for business purposes.

(ii)                                  Any reimbursement of expenses that would constitute nonqualified deferred compensation subject to Section 409A of the Internal Revenue Code and the regulations promulgated thereunder, each as amended, (“Section 409A”) shall be subject to the following additional rules:  (A) no reimbursement of any such expense shall affect the Executive’s right to reimbursement of any other such expense in any other taxable year; (B) reimbursement of the expense shall be made, if at all, not later than the end of the calendar year following the calendar year in which the expense was incurred; and (C) the right to reimbursement shall not be subject to liquidation or exchange for any other benefit.

(g)                                 Relocation Expenses.  The Company shall reimburse the reasonable relocation expenses incurred by the Executive in relocating to the greater Cambridge, Massachusetts area, in accordance with the terms and conditions of the Vertex Pharmaceuticals Incorporated Relocation Program, Level 3, as in effect at the time such expenses are incurred, except that the Executive shall not be eligible for reimbursement of temporary housing expenses and will not be eligible for benefits under the relocation policy that are redundant or inconsistent with the benefits provided him under Section 4(h) hereof.

(h)                                 Assistance with Sale of Residence.  In connection with the Executive’s relocation to the greater Cambridge, Massachusetts area, the Company will engage Coldwell Banker and pay its fees for the Coldwell Banker Residential Brokerage Relocation Services Home Sale Programs (the “Programs”), as described herein, for the sale of the Executive’s Pennsylvania residence  under terms of those Programs, except as revised herein  with respect to the length of time provided the Executive to make his election to sell his Pennsylvania residence under the Programs as provided herein.  On the Commencement Date, the Executive will be eligible to concurrently participate in the following:  (1)  the Programs’ “Appraised Value Program” and “Amended Value Sale”, provided, however, the Executive shall have  up to six months to accept the appraised offer, which shall be conducted as soon as administratively practicable after the Executive starts participating in the Programs; and (2) the Programs’ “Buyer Value Option” for a period of up to six months or, if sooner, until the Executive either sells his Pennsylvania residence to a third party for an offer that is higher than the appraised value, provided, however that a guaranteed offer to purchase and appraisals will be made pursuant to the “Appraised Value Program”.  The Executive shall have six months to make his election to sell his Pennsylvania residence  under the Appraised Value Program or the Amended Value Sale Program, whichever is applicable.

(i)                                     Reimbursement of Legal Fees.  The Company shall reimburse the Executive’s legal fees and expenses incurred in the negotiation of the terms and conditions of his employment with the Company under this Agreement and the Employee Agreement, to a maximum total reimbursement not to exceed Twenty Thousand Dollars ($20,000), subject to such reasonable substantiation, documentation and submission deadlines as may be specified by the Company.

5.                                       Termination of Employment and Severance Benefits.  Notwithstanding the provisions of Section 2 hereof, the Executive’s employment hereunder shall terminate prior to the expiration of the term hereof under the following circumstances:

(a)                                  Death.  In the event of the Executive’s death during the term hereof, the Executive’s employment hereunder shall immediately and automatically terminate on that date. In such event, following the “Date of Termination” (as defined in Section 9 hereof), the Company shall pay to the Executive’s estate any “Final Compensation” (as also defined in Section 9) that is due; shall pay the Executive’s estate any Annual Bonus earned for the fiscal year immediately preceding that in which the Executive’s death occurs, if unpaid on the Date of Termination, which Annual Bonus shall be paid to his estate on the date annual bonuses for that immediately preceding fiscal year are paid to Company executives generally; and shall pay to the

Executive’s estate any “Final Pro-Rated Bonus” that is due (determined in accordance with the definition set forth in Section 9 hereof), payable on the date annual bonuses for that fiscal year are paid to Company executives generally.  Any equity granted the Executive pursuant to Section 4(c) hereof shall be governed by that Section 4(c) and by the Stock and Option Plan or any successor plan, any applicable agreements and any applicable Company securities trading policies.  The Company shall have no obligation or liability to the Executive or his estate under this Agreement, other than as set forth expressly in this Section 5(a).

(b)                                 Disability.

(i)                                     The Company may terminate the Executive’s employment hereunder, upon notice to the Executive, in the event that the Executive becomes disabled during the term hereof through any illness, injury, accident or condition of either a physical or psychological nature and, as a result, is unable to perform all or substantially all of his duties and responsibilities hereunder for one hundred and eighty (180) days during any period of three hundred and sixty-five (365) consecutive calendar days. In the event of such termination, the Company shall provide the Executive any Final Compensation due; shall pay the Executive any Annual Bonus earned for the fiscal year immediately preceding that in which termination of the Executive’s employment occurs, if unpaid on the Date of Termination, which Annual Bonus shall be paid on the date annual bonuses for that immediately preceding fiscal year are paid to Company executives generally; and shall pay the Executive any Final Pro-Rated Bonus due for the fiscal year in which the Date of Termination occurs, payable on the date annual bonuses for that fiscal year are paid to Company executives generally.  Any equity granted the Executive pursuant to Section 4(c) hereof shall be governed by that Section 4(c) and by the Stock and Option Plan or any successor plan, any applicable agreements and any applicable Company securities trading policies.  The Company shall have no obligation or liability to the Executive under this Agreement other than as expressly set forth in this Section 5(b)(i).

(ii)                                  The Board may designate another employee to act in the Executive’s place during any period of the Executive’s disability.  Notwithstanding any such designation, the Executive shall continue to receive the Base Salary in accordance with Section 4(a) hereof and shall continue participation in the Employee Benefit Plans of the Company in accordance with Section 4(e) to the extent permitted by the then-current terms of the applicable Employee Benefit Plans, until the Executive becomes eligible for disability income benefits under any disability income plan in which the Executive is participating through his employment with the Company or until the termination of his employment, whichever shall occur first.  While receiving disability income benefits under any such disability income plan, the Executive shall not be entitled to receive any Base Salary under Section 4(a) hereof, but shall be entitled to continue to participate in the Company’s Employee Benefit Plans in accordance with Section 4(e) to the extent permitted by the then-current terms of the Employee Benefit Plans until the termination of his employment.

(iii)                               If any question shall arise as to whether during any period the Executive is disabled through any illness, injury, accident or condition of either a physical or psychological nature so as to be unable to perform all or substantially all of his duties and responsibilities hereunder, the Executive may, and at the request of the Company shall, submit to a medical examination by a physician selected by the Company to whom the Executive or his duly appointed guardian, if any, has no reasonable objection to determine whether the Executive is so disabled and such determination shall for the purposes of this Agreement be conclusive of the issue.  If such question shall arise and the Executive shall fail to submit to such medical examination, the Board’s determination of the issue shall be binding on the Executive.

(c)                                  By the Company for Cause.  The Company may terminate the Executive’s employment hereunder for Cause at any time upon notice to the Executive setting forth in reasonable detail the nature of such Cause.  The following, as determined by the Board in its reasonable judgment, shall constitute “Cause” for termination:

(i)                                     The Executive’s refusal or willful failure to perform (other than by reason of disability), or gross negligence in the performance of, his duties and responsibilities to the Company or any of its Affiliates, which remains uncured or continues after thirty (30) days’ notice from the Company specifying in reasonable detail the nature of the refusal, willful failure or gross negligence;

(ii)                                  A material breach of the Employee Agreement or a material breach of a fiduciary duty owed to the Company;

(iii)                               Fraud, embezzlement or other dishonesty by the Executive with respect to the Company or any of its Affiliates (exclusive of trivial matters and good faith errors) or a breach of a published Company policy that places the Company at substantial risk of material liability; or

(iv)                              The Executive’s conviction or plea of guilty or nolo contendere to a felony or any misdemeanor involving moral turpitude.

In the event of termination hereunder, the Company shall pay the Executive any Final Compensation due following the Date of Termination.  Any equity granted the Executive pursuant to Section 4(c) hereof shall be governed by that Section 4(c) and by the Stock and Option Plan or any successor plan, any applicable agreements and any applicable Company securities trading policies.  The Company shall have no obligation or liability to the Executive under this Agreement, other than as expressly set forth in this Section 5(c).

(d)                                 By the Company Other than for Cause.  The Company may terminate the Executive’s employment hereunder other than for Cause at any time upon notice to the Executive.  In the event of such termination, the Company shall provide the Executive any Final Compensation due and shall pay the Executive any Annual Bonus earned for the fiscal year immediately preceding that in which termination occurs, if unpaid on the Date of Termination, which Annual Bonus shall be payable on the date annual bonuses for that immediately preceding fiscal year are paid to Company executives generally.  In addition, the Company shall provide the Executive the following:

(i)                                     Severance Benefits.

(A)                              Severance Pay.  The Company shall provide the Executive severance pay equal to one-twelfth of the sum of the Base Salary and the Target Bonus for the fiscal year in which the Date of Termination occurs multiplied by 18 (the “Severance Pay”), paid over the period of eighteen (18) months following the Date of Termination (the “Severance Pay Period”).  Subject to Section 5(h)(i) hereof, Severance Pay to which the Executive is entitled hereunder shall be payable in accordance with the normal payroll practices of the Company for its executives (but, excluding only the first payment, no less frequently than monthly), with the first payment, which shall be retroactive to the day immediately following the Date of Termination, being due and payable on the Company’s next regular payday for its executives that follows the expiration of sixty (60) calendar days from the Date of Termination.

(B)                                Premium Contributions.  Provided that the Executive and his eligible dependents, if any, are participating in the Company’s group health, dental and vision plans (to the extent offered by the Company) on the Date of Termination and elect on a timely basis to continue that participation in some or all of the offered plans through the federal law commonly known as “COBRA,” the Company will contribute to the premium cost of that participation the same amount it contributes to the premium cost of participation by its actively employed executives and their eligible dependents in those plans, until the earlier to occur of the last day of the Severance Pay Period and the date the Executive is eligible to enroll in the health, dental and/or vision plans of another employer; provided, however, that such participation is dependent on the Executive and his dependents continuing to be eligible to continue participation in the Company’s offered plans through COBRA and the Executive paying, by payroll deduction, any employee contribution toward the premium cost of such participation that is applicable to the Company’s actively employed executives generally.  The Executive agrees to notify the Company promptly if he is eligible to enroll in the plans of another employer or if he or any of his dependents ceases to be eligible to continue participation in Company plans through COBRA.

(C)                                Final Pro-Rated Bonus.  Subject to Section 5(h)(i) hereof, the Company will pay the Executive a Final Pro-Rated Bonus on the later of the date annual bonuses are paid to Company executives generally for the fiscal year in which the Executive’s employment terminates and the date of the Company’s next regular payday for its executives that follows the expiration of sixty (60) calendar days from the Date of Termination.

(D)                               Accelerated Vesting of Equity.  On the next business day following the later of the effective date of the Release of Claims (as that term is defined in Section 5(d)(ii) below) and the date the Release of Claims, signed by the Executive, is received by the Company (which business day is hereafter referred to as the “Accelerated Vesting Date”), that portion of the Option that remains unvested on the Date of Termination and any other stock options granted the Executive in connection with his employment hereunder (the “Additional Options”) that remain unvested on the Date of Termination shall be deemed to have been held by the Executive for an additional eighteen (18) months from the Date of Termination for purposes of vesting and exercise rights and any shares subject to the Option or to one of the Additional Options that become exercisable as a result thereof shall remain exercisable until the earlier of (y) the end of the three (3) month period following the Date of Termination and (z) the date on which the option to which those shares are subject (whether it be the Option or one of the Additional Options) would otherwise expire.  For the avoidance of doubt, the exercise period provided under clause (y) is that period between the date on which the Release of Claims has both been received by the Company and taken effect and the date which is the last day of the three (3) month period immediately following the Date of Termination.   If the Restricted Stock granted the Executive during the term hereof is unvested on the Date of Termination, but its vesting date (i.e., the third anniversary of the date of its grant) is no more than eighteen (18) months from the Date of Termination, then on the Accelerated Vesting Date the Restricted Stock shall be fully vested.  If the Date of Termination occurs less than eighteen (18) months after the date of grant of the Restricted Stock, then fifty percent (50%) of the Restricted Stock shall vest on the Accelerated Vesting Date.  With respect to any other grant of restricted stock provided the Executive in connection with his employment hereunder that is unvested on the Date of Termination, such restricted stock shall vest in full on the Accelerated Vesting Date if its normal vesting date is no more than eighteen (18) months from the Date of Termination and if its normal vesting date is more than eighteen (18) months from the Date of Termination, then fifty percent (50%) of the restricted stock grant shall vest on the Accelerated Vesting Date.  Notwithstanding the foregoing, however, the terms of any plan or agreement applicable to the Option, any Additional Options, the Restricted Stock or any other restricted stock or restricted stock units, if any, granted the Executive in connection with his employment shall govern the acceleration of vesting except to the extent that the terms of this Agreement are more favorable to the Executive.

(ii)                                  Conditions to Eligibility for Severance Benefits.  The provisions of clauses (A) through (D) of Section 5(d)(i) hereof are referred to in the aggregate hereafter as the  “Severance Benefits.”  The obligation of the Company to provide the Executive the Severance Benefits, or any of them, is conditioned on the Executive signing and return of a timely and effective release of claims in the form attached to this Agreement and marked Exhibit A (the “Release of Claims”) and on his continuing to meet his obligations under the Employee Agreement in accordance with its terms. The release of claims that is required in order for the Executive to qualify for the Severance Benefits in accordance with Section 5(d) and Section 5(e) of this Agreement, for the Enhanced Separation Pay and certain of the Severance Benefits in accordance with Section 5(g) hereof or for accelerated vesting of the Option in accordance with Section 4(c)(iv) hereof creates legally binding obligations on the part of the Executive and the Company therefore advises the Executive to consult an attorney before signing the release of claims in any of the foregoing circumstances.

(e)                                  By the Executive for Good Reason.

(i)                                     The Executive may terminate his employment hereunder for Good Reason (A) by providing notice to the Company specifying in reasonable detail the condition giving rise to the Good Reason no later than thirty (30) days following the occurrence of that condition; (B) by providing the Company thirty (30) days to remedy the condition and so specifying in the notice and (C) by terminating his employment for Good Reason within thirty (30) days following the expiration of the period to remedy if the Company fails to remedy the condition.

(ii)                                  For purposes of this Agreement, “Good Reason” shall mean the occurrence of any one or more of the following conditions without the Executive’s consent:  (A) failure of the Company to appoint or elect the Executive as President, Chief Executive Officer and Chairman in accordance with Section 3(a) hereof or to continue the Executive in those positions and offices at any time during the term hereof following such appointment or election; (B) a material adverse change in the Executive’s duties, authority and/or responsibilities that, taken as a whole, effectively constitutes a demotion; (C) other material breach of this Agreement by the Company, including a material reduction in the Base Salary or Target Bonus; or (D) the relocation of the office to which the Executive is assigned to a place thirty-five (35) or more miles away from Cambridge, Massachusetts and such relocation is not at the Executive’s request or with the Executive’s prior agreement and is other than in connection with a change in location of the Company’s principal executive offices; provided, however, that the Company’s failure to continue the Executive’s appointment or election as a director or officer of any of its Affiliates, a change in reporting relationships resulting from the direct or indirect control of the Company (or a successor corporation) by another Person and any diminution of the business of the Company or any of its Affiliates or any sale or transfer of equity, property or other assets of the Company or any of its Affiliates shall not constitute Good Reason.  Notwithstanding clause (B) of the definition of Good Reason and the proviso to that definition, however, in the event there occurs a Change of Control (defined in Section 5(g)(iii) hereof) and a resulting change in the Executive’s reporting relationship, without the Executive’s consent, such that the Executive is reporting to an executive officer of a parent entity, rather than to the board of directors of the Company (or a successor corporation) or to the board of directors of a parent thereof, any material erosion of the Executive’s independent authority shall in itself constitute Good Reason for termination; provided that the Executive complies with Section 5(e)(i) hereof and such termination for Good Reason occurs within two years of such Change of Control and, further, with the understanding and agreement that the fact that there has been a change in the Executive’s reporting relationship shall not itself constitute an erosion of the Executive’s independent authority.

(iii)                               In the event of termination of the Executive’s employment for Good Reason in accordance with this Section 5(e), the Company shall provide the Executive any Final Compensation due and shall pay the Executive any Annual Bonus earned for the fiscal year immediately preceding that in which termination occurs, if unpaid on the Date of Termination, which Annual Bonus shall be payable on the date annual bonuses for that immediately preceding fiscal year are paid to Company executives generally.  In addition, the Executive shall be entitled to receive the Severance Benefits on the same terms as would have applied had his employment been terminated by the Company other than for Cause in accordance with Section 5(d) above; provided that the Executive satisfies all conditions to such entitlement set forth in Section 5(d)(ii) hereof, which include his signing and return of a timely and effective Release of Claims and his continuing to meet his obligations under the Employee Agreement in accordance with its terms.

(f)                                    By the Executive other than for Good Reason.  The Executive may terminate his employment hereunder other than for Good Reason at any time upon sixty (60) days’ notice to the Company.  In the event of termination of the Executive’s employment pursuant to this Section 5(f), the Board may elect to waive the period of notice, or any portion thereof, and, if the Board so elects, the Company shall pay the Executive the Base Salary for the initial sixty (60) days of the notice period (or for any remaining portion of such initial period).  In the event of termination hereunder, the Company shall pay the Executive any Final Compensation due following the Date of Termination.  Any equity granted the Executive pursuant to Section 4(c) hereof shall be governed by that Section 4(c) and by the Stock and Option Plan or any successor plan, any applicable agreements and any applicable Company securities trading policies.  The Company shall have no obligation or liability to the Executive under this Agreement, other than as expressly set forth in this Section 5(f).

(g)                                 Upon a Change of Control.

(i)                                     If a Change of Control occurs and, at the time of such occurrence  or within two (2) years thereafter, the Company terminates the Executive’s employment other than for Cause in accordance with Section 5(d) hereof or the Executive terminates his employment for Good Reason in accordance with Section 5(e), the Company shall provide the Executive any Final Compensation due and shall pay the Executive any Annual Bonus earned for the fiscal year immediately preceding that in which termination occurs, if unpaid on the Date of Termination, which Annual Bonus shall be payable on the date annual bonuses for that immediately preceding fiscal year are paid to Company executives generally and, in addition, provided that the Executive meets all conditions to eligibility of the Severance Benefits as set forth in Section 5(d)(ii) hereof, the Executive shall be entitled to receive the Severance Benefits on the same terms as would have applied had his employment been terminated by the Company other than for Cause or by the Executive for Good Reason prior to the occurrence of a Change of Control, except that (I) in lieu of providing the Executive Severance Pay during the Severance Pay Period in accordance with clause (A) of Section 5(d)(i), the Company, subject to Section 5(h)(i) hereof, shall pay the Executive, no later than the sixtieth (60) calendar day following the

Date of Termination, a single lump sum payment equal to twice the sum of the Base Salary (at the annual rate) and the Target Bonus (the “Enhanced Separation Pay”); (II) in lieu of the premium contributions that the Company would otherwise have provided under clause (B) of Section 5(d)(i) for participation by the Executive and his eligible dependents in the Company’s group health, dental and vision plans (to the extent offered by the Company) under COBRA, the Company shall pay the full premium cost and any required administrative fee for the duration specified in Section 5(d)(i)(B); and (III) in lieu of the accelerated vesting provided under clause (D) of Section 5(d)(i), any portion of the Option and any Additional Options that are unvested on the Date of Termination and have not yet expired in accordance with their terms shall vest and become exercisable on the Accelerated Vesting Date and shall remain exercisable until the earlier of the (y) end of the three (3) month period following the Date of Termination and (z) the date on which the option to which those shares are subject (whether it be the Option or one of the Additional Options) would otherwise expire and if the Restricted Stock or any other restricted stock or restricted stock units granted the Executive during his employment hereunder are unvested on the Date of Termination, they too shall vest on the Accelerated Vesting Date.

(ii)                                  A “Change of Control” shall be deemed to take place if hereafter any “Person”  or “group” as such terms are used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934 (the “Act”), becomes a beneficial owner, as such term is used in Rule 13d-3 promulgated under the Act, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the outstanding securities of the Company having the right to vote in the election of directors; or (b) all or substantially all the business or assets of the Company are sold or disposed of, or the Company or a subsidiary of the Company combines with another company pursuant to a merger, consolidation, or other similar transaction, other than (i) a transaction solely for the purpose of reincorporating the Company or one of its subsidiaries in a different jurisdiction or recapitalizing or reclassifying the Company’s stock; or (ii) a merger or consolidation in which the shareholders of the Company immediately prior to such merger or consolidation continue to own at least a majority of the outstanding voting securities of the Company or the surviving entity immediately after the merger or consolidation.

(iii)                               The Company shall promptly reimburse the Executive for the amount of all reasonable attorneys’ fees and expenses incurred by the Executive during the period commencing on the effective date of the Change of Control and ending on the sixth (6th) anniversary of the Date of Termination in seeking to obtain or enforce any right or benefit provided the Executive under this Section 5(g).

(h)                                 Timing of Payments and Section 409A.

(i)                                     If at the time the Executive’s employment hereunder terminates, the Executive is a “specified employee,” as hereafter defined, any and all amounts payable under Section 5(d), Section 5(e) or Section 5(g) hereof in connection with such termination of employment that constitute deferred compensation subject to Section 409A, as determined by the Company in its reasonable judgment, and that would (but for this sentence) be payable within six (6) months following such termination of employment, shall instead be paid on the date that follows the date of such termination of employment by six (6) months.

(ii)                                  For purposes of this Agreement, the phrase “termination of employment” and correlative phrases mean a “separation from service” as defined in Treas. Regs.§1.409A-1(h), and the term “specified employee” means an individual determined by the Company to be a specified employee under Treas. Regs.§1.409A-1(i).  For the avoidance of doubt, any tax liability to which the Executive is subject under Section 409A shall be solely the Executive’s responsibility.

(iii)                               Each installment payment to be provided to the Executive under this Agreement shall be a separate “payment” within the meaning of  Treasury Regulation section 1.409A-2(b)(2)(i).

(i)                                     Post-Agreement Employment.  In the event the Executive remains in the employ of the Company or any of its Affiliates following termination of this Agreement, whether by expiration of the term hereof or otherwise, then such employment shall be at will.

6.                                       Effect of Termination.  The provisions of this Section 6 shall apply to any termination, whether due to the expiration of the term hereof, pursuant to Section 5 or otherwise.

(a)                                  Payment by the Company of any Final Compensation due to the Executive and provision of any Severance Pay or Enhanced Separation Pay and any other Severance Benefits if due the Executive under the applicable termination provision of Section 5 and any accelerated vesting to which the Executive is entitled under Section 4(c)(iv) shall constitute the entire obligation of the Company to the Executive under this Agreement.

(b)                                 Except for any right of the Executive and his eligible dependents to continue participation any medical, dental or vision plan offered by the Company in accordance with applicable law, the Executive’s participation in Employee Benefit Plans of the Company shall terminate pursuant to the terms of each applicable Employee Benefit Plan based on the Date of Termination without regard to Severance Pay, Enhanced Separation Pay or pay for notice period waived or any other payment to the Executive following the Date of Termination.

(c)                                  Provisions of this Agreement shall survive any termination if so provided herein or if necessary or desirable to accomplish the purposes of other surviving provisions, including without limitation Section 4(c)(iv) in accordance with its terms.  Further, the Employee Agreement shall survive termination of the Executive’s employment howsoever occurring in accordance with the terms thereof.  The obligation of the Company to make payments of Severance Pay or Enhanced Separation Pay and to provide other Severance Benefits to the Executive under Section 5(d), 5(e) or 5(g) hereof and to provide accelerated vesting in accordance with Section 4(c)(iv) hereof is expressly conditioned on the Executive’s continued full performance of his obligations under the Employee Agreement.  The Executive recognizes that, except as expressly provided in Section 5(d) or 5(e) or 5(g), or in the case of payment for notice waived pursuant to Section 5(f) hereof, or accelerated vesting in accordance with Section 4(c)(iv) hereof, no compensation is earned after termination of employment.

7.                                       Conflicting Agreements.  The Executive hereby represents and warrants that the execution of this Agreement and the performance of his obligations hereunder will not breach or be in conflict with any other agreement to which the Executive is a party or is bound and that the Executive is not now subject to any covenants against competition or similar covenants or any court order or other legal obligation that would affect the performance of his obligations hereunder.  The Executive agrees not to disclose to or use on behalf of the Company or any of its Affiliates any proprietary information of a prior employer or other Person, including without limitation Shire plc, without such Person’s consent.

8.                                       Indemnification.  The Company shall indemnify the Executive to the same extent as it indemnifies its other executive officers and members of its Board under its charter or bylaws, as in effect from time to time.  The Executive agrees to promptly notify the Company of any actual or threatened claim arising out of or as a result of his employment or any of his positions or offices held with the Company or his membership on the Board.

9.                                       Definitions.  Words or phrases which are initially capitalized or are within quotation marks shall have the meanings provided in this Section and as provided elsewhere herein.  For purposes of this Agreement, the following definitions apply:

(a)                                  “Affiliates” means all persons and entities directly or indirectly controlling, controlled by or under common control with the Company, where control may be by management authority, contract or equity interest.

(b)                                 “Date of Termination” means the date the Executive’s employment with the Company terminates, regardless of the reason for such termination.

(c)                                  “Final Compensation” means (i) Base Salary earned during the final payroll period of the Executive’s employment hereunder, through the Date of Termination, but not yet paid, (ii) pay at the rate of the Base Salary for any vacation earned but not used, through the Date of Termination and (iii) any business expenses incurred by the Executive but un-reimbursed on the Date of Termination, provided that such expenses and required substantiation and documentation are submitted prior to, or within sixty (60) days following, the Date of Termination and that such expenses are reimbursable under Section 4(f) hereof and Company policies.

(d)                                 “Final Pro-Rated Bonus” means the sum that results from multiplying the Annual Bonus the Executive would have earned for the fiscal year in which the Date of Termination occurs had he continued employment through the last day of that fiscal year, by a fraction, the numerator of which shall be the number of days the Executive was employed during the fiscal year, through the Date of Termination, and the denominator of which shall be 365 (the “Final Pro-Rated Bonus”); provided, however, in the event of a termination of employment pursuant to Section 5(b), the numerator shall instead be the number of days the Executive was employed during the fiscal year, through his last day of active employment.

(e)                                  “Immediate Affiliates” means the Company’s direct and indirect subsidiaries, the Company’s direct and indirect parents and their direct and indirect subsidiaries (exclusive of the Company).

(f)                                    Except as otherwise expressly provided in Section 5(g)(iii), “Person” means an individual, a corporation, a limited liability company, an association, a partnership, an estate, a trust and any other entity or organization, other than the Company or any of its Affiliates.

10.                                 Withholding .  All payments made by the Company under this Agreement shall be reduced by any tax or other amounts required to be withheld by the Company under applicable law.

11.                                 Assignment.  Neither the Company nor the Executive may make any assignment of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other; provided, however, that the Company may assign its rights and obligations under this Agreement without the consent of the Executive in the event that the Executive is transferred to a position with any of the Affiliates or in the event that the Company shall hereafter effect a reorganization, consolidate with, or merge into, any Person or transfer all or substantially all of its properties or assets to any Person.  This Agreement shall inure to the benefit of and be binding upon the Company and the Executive, their respective successors, executors, administrators, heirs and permitted assigns.

12.                                 Severability.  If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

13.                                 Waiver.  No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party.  The failure of either party to require the performance of any term or obligation of this Agreement, or the waiver by either party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

14.                                 Notices.  Any and all notices, requests, demands and other communications provided for by this Agreement shall be in writing and shall be effective when delivered in person, consigned to a reputable national courier service or deposited in the United States mail, postage prepaid, and addressed to the Executive at his last known address on the books of the Company or, in the case of the Company, at its principal place of business in Cambridge, Massachusetts, attention of the Senior Vice President of Human Resources with a copy to the

Office of the General Counsel of the Company, or to such other address as either party may specify by notice to the other actually received.

15.                                 Entire Agreement.  This Agreement constitutes the entire agreement between the parties and supersedes all prior communications, agreements and understandings, written or oral, with respect to the terms and conditions of the Executive’s employment, excluding only the disclosed Shire Obligations, the Employee Agreement and any obligations of confidentiality or other obligations arising from the Executive’s membership on the Board in effect on the effective date of this Agreement, all of which shall remain in full force and effect in accordance with their terms.

16.                                 Amendment.  This Agreement may be amended or modified only by a written instrument signed by the Executive and by an expressly authorized representative of the Board.

17.                                 Compliance with Section 409A.  The Company and the Executive acknowledge that it may be desirable, in view of regulations or other guidance issued under Section 409A, to amend provisions of this Agreement to avoid the acceleration of tax or the imposition of additional tax under Section 409A and that the Company will not unreasonably withhold its consent to any such amendments that in its determination are (i) feasible and necessary to avoid adverse tax consequences under Section 409A for the Executive, and (ii) not materially adverse to the interests of the Company.

18.                                 Headings and Counterparts.  The headings and captions in this Agreement are for convenience only and in no way define or describe the scope or content of any provision of this Agreement.  This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument.

19.                                 Governing Law.  This is a Massachusetts contract and shall be construed and enforced under and be governed in all respects by the laws of the Commonwealth of Massachusetts, without regard to the conflict of laws principles thereof.

[Remainder of page intentionally blank.  Signature page follows immediately.]

IN WITNESS WHEREOF, this Agreement has been executed as a sealed instrument by the Company, by its duly authorized representative, and by the Executive, as of the date first above written.

THE COMPANY:		THE EXECUTIVE:
VERTEX PHARMACEUTICALS INCORPORATED

By:	/s/ Charles A. Sanders	Signature:	/s/ Matthew W. Emmens
	Charles A. Sanders, M.D.		Matthew W. Emmens
Chairman of the Board

EXHIBIT A

RELEASE OF CLAIMS

FOR AND IN CONSIDERATION OF the severance benefits to be provided me in connection with the termination of my employment in accordance with the applicable provision of Section 5 of the employment agreement between me and Vertex Pharmaceuticals Incorporated (the “Company”) effective as of February 5, 2009  (the “Agreement”), which are conditioned on my signing this Release of Claims, in addition to my continued compliance with the agreement between me and the Company captioned “Employee Non-Disclosure, Non-Competition and Inventions Agreement” of even date with the Agreement, and to which I am not otherwise entitled,  I, on my own behalf and on behalf of my heirs, executors, administrators, beneficiaries, representatives and assigns, and all others connected with or claiming through me, hereby release and forever discharge the Company and its Affiliates (as defined in the Agreement) and all of their respective past, present and future officers, directors, shareholders, employees, agents, general and limited partners, members, managers, joint venturers, representatives, successors and assigns, and all others connected with any of them (collectively, the “Released”), both individually and in their official capacities, from any and all causes of action, rights or claims of any type or description, whether known or unknown, that I have had in the past, now have, or might now have, through the date of my signing of this Release of Claims, including without limitation any causes of action, rights or claims in any way resulting from, arising out of or connected with my employment by the Company or any of its Affiliates or the termination of that employment or pursuant to any federal, state or local law, regulation or other requirement (including without limitation Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, and the fair employment practices laws of the state or states in which I have been employed by the Company or any of its Affiliates, each as amended from time to time).

Excluded from the scope of this Release of Claims is (i) any claim arising under Section 4(c)(iv) or applicable provision of Section 5 of the Agreement after the effective date of this Release of Claim and (ii) any right of indemnification or contribution that I have pursuant to the charter or by laws of the Company.

In signing this Release of Claims, I acknowledge my understanding that I may not sign it prior to the termination of my employment, but that I may consider the terms of this Release of Claims for up to twenty-one (21) days (or such longer period as the Company may specify) from the date my employment with the Company terminates.  I also acknowledge that I have been advised by the Company, as set forth in Section 5(d) of the Agreement, to consult an attorney prior to signing this Release of Claims; that I have had a full and sufficient time to consider this Release of Claims and to consult with an attorney, if I wished to do so, or to consult with any other person of my choosing before signing; and that I am signing this Release of Claims voluntarily and with a full understanding of its terms.  I further acknowledge that, in signing this Release of Claims, I have not relied on any promises or representations, express or implied, other than those set forth expressly in the Agreement.

I understand that I may revoke this Release of Claims at any time within seven (7) days of the date of my signing by written notice to the Senior Vice President of Human Resources of the Company or such other person whom the Board of Directors of the Company may designate and that this Release of Claims shall not take effect until the eighth (8th) calendar day following the date of my signing and then only if I have not revoked it during the preceding seven (7) calendar days.

Intending to be legally bound, I have signed this Release of Claims under seal as of the date written below.

Signature:
Matthew W. Emmens

Date Signed: